Exhibit (a)(i)

AMENDED AND RESTATED
CERTIFICATE OF TRUST
OF
TREND TRADER FUNDS

a Delaware Statutory Trust

This Amended and Restated Certificate of Trust of Trend Trader Funds (the “Trust”), dated as of this 1st day of December, 2004, is being duly executed and filed for purposes of changing the Trust’s name from Trend Trader Funds to Equipointe Funds, and otherwise restating the original Certificate of Trust of Trend Trader Funds, which was filed on January 28, 2004 with the Office of the Secretary of State of the State of Delaware (the “Certificate”) to form a statutory trust pursuant to the Delaware Statutory Trust Act, 12 Del. C. Section 3801 et seq. (the “Act”).

The Certificate is hereby amended and restated in its entirety to read as follows:

1.  NAME. The name of the statutory trust is “Equipointe Funds.”

2.  REGISTERED OFFICE AND REGISTERED AGENT. The Trust is, becomes or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended. Therefore, in accordance with section 3807(b) of the Act, the Trust has and shall maintain in the State of Delaware a registered office and a registered agent for service of process.

(a)  REGISTERED OFFICE. The registered office of the Trust in Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

(b)  REGISTERED AGENT. The registered agent for service of process on the Trust in Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

3.  EFFECTIVE DATE. This Amended and Restated Certificate of Trust shall be effective upon the date and time of filing.

4.  LIMITATION OF LIABILITY. Notice is hereby given that pursuant to Section 3804 of the Delaware Act the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally or any other series thereof and, unless otherwise provided in the governing instrument of the trust, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

IN WITNESS WHEREOF, the undersigned, being a Trustee of the Trust, has executed this Amended and Restated Certificate of Trust as of the date first above written.

By:	/s/ Mark A. Seleznov
Mark A. Seleznov
as Trustee and not individually 8700 E. Northsight Blvd., Suite 150 Scottsdale, Arizona 85255